Exhibit 10-31

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

          This FIRST AMENDMENT to the EMPLOYMENT AGREEMENT, dated as of May 19, 2000 (the "Agreement"), by and between Energy East Corporation, a New York corporation ("Energy East") and Wesley W. von Schack (the "Executive") is dated as of August 1, 2001. Capitalized terms used and not defined herein shall have the meanings given to them in the Agreement.

          Energy East and the Executive desire to amend the Agreement as set forth below.

    The Agreement is hereby amended by (i) substituting for the clause "NYSEG's Supplemental Executive Retirement Plan" wherever it appears in the Agreement the clause "the Company's Supplemental Executive Retirement Plan", and (ii) substituting for the clause "NYSEG's Long Term Executive Incentive Share Plan" wherever it appears in the Agreement the clause "the Company's Long Term Executive Incentive Share Plan."

    The second sentence of the second paragraph of Section 5.2 of the Agreement is hereby amended to read in its entirety as follows:

    Notwithstanding the foregoing sentence of this Section 5.2, and any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, if the Executive Retires from the Company subsequent to April 15, 2004, there shall instead be paid to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by (i) giving the Executive, for purposes of that plan, service credit for 40 years of service, (ii) deeming the Executive to be a "Key Person" as defined in, and for all purposes under, that plan and (iii) deeming the Executive's "highest three consecutive years of earnings within the last five years of employment" for purposes of that plan to be equal to the Executive's Base Salary at the rate in effect at the time he Retires plus the average of the highest three consecutive incentive compensation awards earned by the Executive within the last five years of employment under the AEIP (as hereinafter defined), or any successor annual executive incentive compensation plan.

    The first and second paragraphs of Section 9.1(C) of the Agreement are hereby amended to read in their entirety as follows:

    The second paragraph of Section 5.2 hereof shall be inapplicable, and notwithstanding any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, the Company shall pay to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by (i) deeming the Executive (a) to have 40 years of service credit, for purposes of that plan, (b) to be at least 60 years of age and (c) to be a "Key Person" as defined in, and for all purposes under, that plan and (ii) deeming the Executive's "highest three consecutive years of earnings within the last five years of employment" for purposes of that plan to be equal to the Executive's Base Salary as determined pursuant to Section 9.1(A)(i) hereof plus the average of the highest three consecutive incentive compensation awards earned by the Executive within the last five years of employment under the AEIP, or any successor annual executive incentive compensation plan, and such benefits shall be determined without regard to any amendment to the Company's Supplemental Executive Retirement Plan (or any successor plan) made subsequent to a Change-in-Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder.

    Notwithstanding any provision in the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, the benefits otherwise payable to the Executive pursuant to this Section 9.1(C) shall be paid to the Executive in a lump sum payment that is equal in amount to the present value (determined in accordance with the methodology used to calculate the "Actuarial Equivalent" pursuant to Section 6(C) of the Company's Supplemental Executive Retirement Plan (or any successor plan)) of such benefits and such payments shall be in lieu of payments to which the Executive otherwise would have been entitled under the Company's Supplemental Executive Retirement Plan (or any successor plan) and shall satisfy any obligations that the Company would otherwise have to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan). Such lump sum payment shall be paid to the Executive no later than the due date of the first payment that is or would be due to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor Plan) assuming that the Executive were entitled to receive payments thereunder.

    Section 19(F) of the Agreement is hereby amended to read in its entirety as follows:

              (F)  A "Change-in-Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs (i), (ii), (iii) or (iv) shall have been satisfied during the Term:

    (i)     an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (l) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

    (ii)     a change in the composition of the Board such that the individuals who, as of August 1, 2001, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 19(F), that any individual who becomes a member of the Board subsequent to August 1, 2001, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

    (iii)     consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or any entity controlled by the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the Company resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (iv)     the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

    Subparagraph (III) of Section 19(O) of the Agreement is hereby amended to read in its entirety as follows:

              (III)  requiring the Executive to be based anywhere that is not within a 50-mile radius of his current residence (1035 Fifth Avenue, New York, New York 10028), except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

    Section 19(U) of the Agreement is hereby amended to read in its entirety "Intentionally Left Blank".

    The Agreement is in all other aspects ratified and confirmed without amendment.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ENERGY EAST CORPORATION

By:   /s/ Kenneth M. Jasinski
      Kenneth M. Jasinski
      Executive Vice President,
      General Counsel and Secretary

EXECUTIVE

  /s/ Wesley W. von Schack
WESLEY W. von SCHACK